EXHIBIT 10.14

FRANKLIN RESOURCES, INC.

AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

(amended and restated December 16, 2005)

(amended and restated September 22, 2005)

(amended and restated December 16, 2004)

(amended and restated December 11, 2003)

I. PURPOSE

Franklin Resources, Inc. (the “Company”) hereby establishes the Amended and Restated Annual Incentive Compensation Plan for Principals and Associates (as hereinafter defined) to reward the contributions to the Company made by Principals and Associates by providing them an opportunity to share in the organization’s annual performance results. Through these incentives, the Company intends to attract, retain, and motivate eligible employees to achieve the highest levels of performance results in the financial services business.

II. DEFINITIONS

When used in this plan document, the following words and phrases shall have the following meanings:

2.1 “Associates’ Pool” means the portion of the Award Pool allocated to Incentive Awards for Associates.

2.2 “Award Pool” means the total dollars available for funding Incentive Awards under the Plan for an applicable Plan Year. The Award Pool is comprised of the Associates’ Pool and the Principals’ Pool.

2.3 “Committee” means the Compensation Committee of the Board of Directors of Franklin Resources, Inc. as described in Section 9.1 below.

2.4 “Company” means Franklin Resources, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

2.5 “Incentive Award” means the actual current value of an award to a Participant, regardless of the form of the award, determined by the Committee during or following the end of the Plan Year, as applicable.

2.6 “Option” means the grant of a right to purchase Stock at a specified exercise price in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with the right to purchase such shares of Stock subject to the completion of service by the Participant, as determined by the Committee.

2.7 “Participant” means all Principals and Associates who have been determined by the Committee to be Participants, except employees who participate in commission-based incentive plans or who are non-exempt employees.

2.8 “Plan” means the Amended and Restated Annual Incentive Compensation Plan as set forth in this document, as amended from time to time.

2.9 “Pre-Tax Operating Income” (hereafter “PTOI”) means the net operating income of the Company, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items and certain special items (such as special compensation payouts on account of merger) and before the accrual of Incentive Awards under the Plan and awards under the Company’s 2004 Key Executive Incentive Compensation Plan or any successor plan.

2.10 “Plan Year” means the 12-month period beginning on the first day of each fiscal year of the Company.

2.11 “Principals’ Pool” means the portion of the Award Pool allocated to Incentive Awards for Principals.

2.12 “Restricted Stock Award” means the grant of shares of Stock in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service by the Participant, as determined by the Committee.

2.13 “Restricted Stock Unit Award” means the grant of a right to receive Stock upon the vesting of the units in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such right to receive Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service by the Participant, as determined by the Committee.

2.14 “SAR” means the grant of a right to receive, in cash or Stock (as determined by the Committee), value equal to (or otherwise based on) the excess of (a) the fair market value of a specified number of shares of Stock at the time of exercise over (b) a specified exercise price, in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with the right to receive such value in cash or Stock subject to the completion of service by the Participant, as determined by the Committee.

2.15 “Stock” means Franklin Resources, Inc. common stock reserved for issuance under the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan or successor equity compensation plan.

2.16 “Stock Unit Award” means the grant of a right to receive Stock upon the vesting of the units in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such right to receive Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service by the Participant, as determined by the Committee.

2.17 “Target Award” means a potential bonus opportunity for a Participant budgeted at the beginning of the Plan Year.

III. PARTICIPATION

3.1 All Principals and Associates employed by the Company at the beginning of the Plan Year are eligible to be Participants during that Plan Year. The Committee shall in its sole discretion determine annually which employees are Principals. All other eligible exempt staff are

Associates. The Committee may, in its sole discretion, add exempt employees hired during a Plan Year as either Principals or Associates and may adjust Target Awards for such persons based upon such interim employment.

3.2 A non-exempt employee who becomes exempt during a Plan Year shall be eligible for an Incentive Award from the Associates’ Pool, in the Committee’s sole discretion.

3.3 A Participant who changes status (e.g., Associate to Principal) during a Plan Year shall continue in his former status for that Plan Year, unless otherwise determined by the Committee.

3.4 A Participant’s Incentive Award will be based upon an evaluation of a Participant’s overall performance, including the successful accomplishment of annual goals and objectives, as well as other performance factors. A Participant who receives a formal performance appraisal and whose overall evaluation is at less than the median level of performance relative to such Participant’s peers still remains eligible for an Incentive Award, but the Incentive Award may be reduced, even to zero. Participants on written warning may be eligible for an Incentive Award at the sole discretion of the Committee, but the Incentive Award may be reduced, even to zero.

IV. AWARD POOL FUNDING AND INDIVIDUAL AWARDS

4.1 For each Plan Year, the Committee shall:

(a) Determine the percentage, not to exceed Twenty Percent (20%), if any, of PTOI that will be allocated to the Award Pool at various levels of Company performance measured by changes in PTOI from the prior year. The Committee may also determine if in its opinion prevailing circumstance dictates that the Award Pool for particular identified groups of Principals and/or Associates shall be based upon the PTOI of particular identified subsidiary or subsidiaries of the Company. The determinations made by the Committee shall be subject to approval of the Board of Directors of the Company.

(b) Determine the allocation of the Award Pool of the Company and any identified subsidiary or subsidiaries of the Company as described in (a) above, between the Associates’ Pool(s) and the Principals’ Pool(s).

4.2 After consideration of recommendations made by management personnel, the Committee shall generally determine the amount of Target Awards for Participants under the Plan. The Committee may, in its sole discretion, advise Participants of particular Target Awards or ranges of Target Awards at any time during the Plan Year.

4.3 The actual amounts allocated to the Award Pool, the Associates’ Pool(s) and/or the Principals’ Pool(s) may be determined and/or revised at any time during or after the end of each Plan Year, based upon actual or projected Company performance and PTOI.

4.4 Actual Incentive Awards may be determined during or following the end of each Plan Year. The amount of any Incentive Awards determined and paid prior to the end of a Plan Year shall be credited against the Award Pool for such Plan Year so that the net amount remaining in the Award Pool is available for Incentive Awards determined and paid after after the end of such Plan Year. Actual Incentive Awards may vary from the Target Awards depending on the PTOI allocated or projected to be allocated to the Award Pool and a Participant’s individual performance.

4.5 The Principals’ Pool will be allocated among any or all Principals on the basis of a Participant’s individual performance and based upon the accomplishment of such Participant’s goals and objectives for the Plan Year. No Principals are guaranteed a payout from the Principals’ Pool.

4.6 The Associates’ Pool will be allocated among any or all Associates on the basis of a Participant’s individual performance and based upon the accomplishment of such Participant’s goals and objectives for the Plan Year. No Associates are guaranteed a payout from the Associates’ Pool.

4.7 To promote the highest levels of individual performance, there is no minimum or maximum which applies to individual Incentive Awards of any Participant. Amounts not allocated as Incentive Awards do not carry over to the next Plan Year, and may be used for distribution as incentive compensation to employees who are not Participants in the Plan.

4.8 Notwithstanding a Participant’s individual performance and anything to the contrary in this Plan, the Committee may, in its sole discretion, increase or decrease (even to zero) the Incentive Award payable to a Participant.

V. PAYMENT OF ANNUAL AWARDS

5.1 Incentive Awards may, in the Committee’s discretion, be paid in the following time and manner:

(a) Incentive Awards may be paid in cash or in a combination of cash and grants of Stock, Options, SARs, Stock Unit Awards, Restricted Stock Awards and Restricted Stock Unit Awards under the 2002 Universal Stock Incentive Plan or successor equity compensation plan, and shares of investment companies in the Franklin Templeton Investments funds, subject to restrictions and vesting determined by the Committee to be appropriate. Incentive Awards paid in Stock, Options, SARs, Stock Unit Awards, Restricted Stock Awards and Restricted Stock Unit Awards under the 2002 Universal Stock Incentive Plan or successor equity compensation plan shall also be subject to the limit on the maximum number of shares that may be issued under such plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under such plan.

(b) At least 25% of the Incentive Award will be paid in cash at such time during or after the end of the Plan Year as determined by the Committee. The balance (if any) of the cash portion of an Incentive Award shall be paid at such later time and in such manner as the Committee determines. Participants shall be notified in writing as to the date and time of payment of any such deferred portion of the Incentive Award.

(c) Stock, Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and shares of investment companies in the Franklin Templeton Investments funds awarded as part of an Incentive Award shall be distributed at such time during or after the end of the Plan Year as determined by the Committee. The number of shares of Stock, units or shares of investment companies in the Franklin Templeton Investments funds subject to such Incentive Awards as well as the other terms of such Incentive Awards shall be determined by the Committee and, if applicable, in accordance with the 2002 Universal Stock Incentive Plan or successor equity compensation plan.

VI. PAYMENT IN EVENT OF DEATH, DISABILITY, LEAVE OF ABSENCE OR RETIREMENT

6.1 Death of Participant.

A Participant who dies is entitled to a pro-rated Incentive Award based on performance up to the last day worked. Payment shall be made in cash in a single payment during or as soon as practical following the end of the Plan Year in which death occurred. If the Participant dies following the end of a Plan Year but before an Incentive Award for that year has been paid, the Participant’s full Incentive Award shall be paid in cash in a single payment when it would otherwise have been paid. Payment of Incentive Awards on account of death shall be paid to the person designated by the Participant as beneficiary under this Plan. If there is no such designation or the designated beneficiary fails to survive the Participant, payment shall be made to the Participant’s spouse or if there is none, the Participant’s estate. Notwithstanding the foregoing provisions of this Section 6.1 with respect to the payment of Incentive Awards, the Committee, in its sole discretion, may (a) pay the Participant’s full Incentive Award (or any greater amount) or (b) decrease (even to zero) the Participant’s Incentive Award.

6.2 Disability.

A Participant who ceases to be an employee on account of permanent and total disability as a result of which the Participant shall be eligible for payments under Company long term disability insurance policies, shall be entitled to receive a pro-rated Incentive Award based on performance up to the last day worked. Payment shall be made in cash in a single installment during or as soon as practical following the end of the fiscal year in which employment terminated. Notwithstanding the foregoing provisions of this Section 6.2 with respect to the payment of Incentive Awards, the Committee, in its sole discretion, may (a) pay the Participant’s full Incentive Award (or any greater amount) or (b) decrease (even to zero) the Participant’s Incentive Award.

6.3 Leave of Absence.

The Committee, in its sole discretion, shall determine Incentive Awards, if any, to be paid to Participants on leave of absence for any portion of the Plan Year.

6.4 Retirement.

A Participant who retires during the Plan Year is eligible to receive a pro-rated Incentive Award based on performance to the date of retirement in cash in a single payment during or as soon as practical following the end of the fiscal year in which the Participant retires. A Participant has “retired” for purposes of this Plan if he terminates employment with the Company after reaching age 55 with at least 10 years of service to the Company, including service to any entity that is acquired by the Company. Notwithstanding the foregoing provisions of this Section 6.4 with respect to the payment of Incentive Awards, the Committee, in its sole discretion, may (a) pay the Participant’s full Incentive Award (or any greater amount) or (b) decrease (even to zero) the Participant’s Incentive Award.

VII. PAYMENT IN EVENT OF TERMINATION OF EMPLOYMENT

7.1 Involuntary Termination of Employment.

(a) If a Participant’s employment is terminated by the Company as a result of the Company’s dissatisfaction with the job related activities of the Participant or conviction of the Participant of a felony, the Participant shall forfeit any rights to any unpaid Incentive Awards under the Plan. Notwithstanding the foregoing, the Committee, in its sole discretion, may (i) pay the Participant a pro-rated Incentive Award based upon performance during the Plan Year to the date of termination or (ii) pay the Participant’s full Incentive Award (or any greater amount).

(b) If a Participant’s employment is terminated for reasons other than those described in 7.1(a) above, the Committee, in its sole discretion, may (i) pay the Participant a pro-rated Incentive Award based upon performance during the Plan Year to the date of termination or (ii) pay the Participant’s full Incentive Award (or any greater amount).

7.2 Voluntary Termination of Employment.

If a Participant voluntarily resigns from employment at the Company, no Incentive Awards will be paid. The Participant shall forfeit the right to any Incentive Awards for the current performance year. Notwithstanding the foregoing, the Committee, in its sole discretion, may (a) pay the Participant a pro-rated Incentive Award based upon performance during the Plan Year to the date of termination or (b) pay the Participant’s full Incentive Award (or any greater amount).

VIII. AMENDMENT OR TERMINATION

8.1 Amendment.

The Committee reserves the right in its discretion to amend this Plan at any time in whole or in part, provided, however, that no amendment shall result in the forfeiture of any Participant’s Incentive Awards earned as of the end of the fiscal year immediately preceding the date the Committee adopts the amendment.

8.2 Termination.

The Committee may terminate the Plan at any time. Termination shall not result in the forfeiture of any Participant’s Incentive Awards which have been determined but not yet paid.

IX. ADMINISTRATION

9.1 Administration of the Plan.

This Plan has been adopted by the stockholders of Franklin Resources, Inc. and shall be administered by the Committee.

(a) The Committee shall meet at such times and places and upon such notice as the chairperson determines in consultation with the other Committee members. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all the members of the Committee shall be valid acts of the Committee.

(b) Among the administrative responsibilities of the Committee shall be the determination of Principals and Associates, Target Awards and Incentive Awards. This may be

accomplished by adopting specific methods of determining the Target Awards and/or Incentive Awards which are then administered by other management personnel of the Company.

(c) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and any instruments evidencing Incentive Awards and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all Participants.

(d) The Plan is intended to meet the requirements of the rules promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended, and shall be administered and construed accordingly.

9.2 Non-alienation of Benefits.

No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

9.3 No Limitation of Rights.

Nothing in this Plan shall be construed to limit in any way the Company’s general personnel policies and procedures particularly with respect to the right of the Company to terminate a Participant’s employment at any time for any reason whatsoever with or without cause; nor shall it be evidence of any agreement or understanding, express or implied, that the Company (a) will employ a Participant in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards for such programs.

9.4 Applicable Law.

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, with the exception of Delaware’s conflict of laws provisions.

9.5 Mandatory Arbitration.

As part of this Plan, the Company is implementing an alternative dispute resolution procedure for its employees. In the event there is any dispute arising out of unlawful harassment, discrimination or termination of employment with the Company, which the parties are unable to resolve through direct discussion or mediation, regardless of the kind or type of dispute, the Participant and the Company agree to submit all such disputes exclusively to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act, or, if inapplicable, the provisions of applicable state law, or any successor or replacement statutes, upon a request submitted in writing to the Human Resources Department within the applicable statutory limits or the statute of limitations. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration. The limitations period set forth in this paragraph shall not be subject to tolling, equitable or otherwise. Any agreement to arbitrate disputes contained in a securities registration application shall take precedence over this agreement. All substantive rights guaranteed under the statutes are still recognized through arbitration, and arbitration is merely a substituted forum for dispute resolutions.

* * *

This Plan was originally approved by the stockholders of the Company on January 19, 1994. The stockholders of the Company approved an amendment of the Plan on January 24, 1995. The Board approved an amendment and restatement of the Plan on December 11, 2003 to (a) provide that up to 20% of PTOI may be allocated to the Award Pool by the Committee and (b) give broad discretion to the Committee in determining the amount of Incentive Awards payable to Participants in the Plan, which amendment and restatement was approved by the stockholders of the Company on January 29, 2004. The Board approved an amendment and restatement of the Plan on December 16, 2004 to provide that Incentive Awards may be paid in Options, SARs, Stock Unit Awards and Restricted Stock Unit Awards, which amendment and restatement was not subject to the approval of the stockholders of the Company. The Board approved an amendment and restatement of the Plan on September 22, 2005 principally to (a) provide that the allocation of actual amounts to the Award Pool, Associates’ Pool(s) and/or Principals’ Pool(s) for a Plan Year and the determination and payment of actual Incentive Awards for a Plan Year may be made in advance of the completion of such Plan Year and (b) make various conforming and other technical changes to the Plan, which amendment and restatement was not subject to the approval of the stockholders of the Company. The Board approved an amendment and restatement of the Plan on December 16, 2005 principally to change the governing law of the Plan to Delaware, which amendment and restatement was not subject to the approval of the stockholders of the Company.

FRANKLIN RESOURCES, INC.